Exhibit 8.1

Subsidiaries of the Registrant

Legal Name of the Subsidiary	Jurisdiction of Organization
trivago Services B.V.	The Netherlands
trivago Services US LLC	United States
weekengo GmbH (1)	Germany
Base7booking.com S.à.r.l. (in liquidation)	Switzerland
Base7Germany GmbH	Germany
MyHotelShop GmbH (2)	Germany
MyHotelShop Spain S.L. (2)	Spain
TGO (Thailand) Ltd.	Thailand
trivago Hong Kong Ltd.	Hong Kong
trivago (Shanghai) Information Consulting Co. Ltd. (in liquidation)	China
trivago Hotel Relations GmbH	Germany
Trivago Hotel Relations Spain S.L.U	Spain
Tell Charlie B.V. (in liquidation)	The Netherlands
Stichting trivago Warehousing	The Netherlands

(1) On January 12, 2021, we acquired 100% of weekengo GmbH ("Weekengo") pursuant to an agreement dated December 23, 2020.
(2) As of December 31, 2020, we held a share in myhotelshop GmbH of 49.0% and we did not have a controlling financial interest in myhotelshop. Myhotelshop Spain S.L. is a 100% subsidiary of myhotelshop GmbH. In December 2020, we entered into an agreement to sell our minority interest in myhotelshop to the majority shareholder of myhotelshop. The transaction closed on January 28, 2021.